APPENDIX A
to the
DISTRIBUTION AGREEMENT
Dated May 26, 2015 between
PACER FUNDS TRUST
and
PACER FINANCIAL, INC.

As Amended June 18, 2018

LIST OF PORTFOLIOS

Pacer Trendpilot™ US Large Cap ETF

Pacer Trendpilot™ US Mid Cap ETF

Pacer Trendpilot™ 100 ETF

Pacer Trendpilot™ European Index ETF

Pacer Autopilot Hedged European Index ETF

Pacer US Export Leaders ETF

Pacer International Export Leaders ETF

Pacer Global Cash Cows Dividend ETF

Pacer US Cash Cows 100 ETF

Pacer Developed Markets International Cash Cows 100 ETF

Pacer US Small Cap Cash Cows 100 ETF

Pacer WealthShield ETF

Pacer Benchmark Hotel & Lodging Real Estate SCTR℠ ETF

Pacer Benchmark Apartments & Residential Real Estate SCTR℠ ETF

Pacer Benchmark Office Real Estate SCTR℠ ETF

Pacer Benchmark Retail Real Estate SCTR℠ ETF

Pacer Benchmark Healthcare Real Estate SCTR℠ ETF

Pacer Benchmark Industrial Real Estate SCTR℠ ETF

Pacer Benchmark Net Lease Real Estate SCTR℠ ETF

Pacer Benchmark Data & Infrastructure Real Estate SCTR℠ ETF

Pacer Military Times Best for Vets℠ Equity ETF

Pacer CFRA-Stovall Seasonal Rotation Equal Weight Index ETF

Pacer CFRA-Stovall Seasonal Rotation Global Index ETF

Pacer CFRA-Stovall Seasonal Rotation Index ETF

Pacer CFRA-Stovall Seasonal Rotation Small Cap ETF

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf  by their duly authorized officers as of the date set forth above.

PACER FUNDS TRUST	PACER FINANCIAL, INC.
By: /s/ Joe M. Thomson	By: /s/ Joe M. Thomson

Name: Joe M. Thomson	Name: Joe M. Thomson

Title: President and Chairman	Title: President